Exhibit 99.1

Papa John’s Announces Second Quarter 2016 Results

LOUISVILLE, Ky.--(BUSINESS WIRE)--August 2, 2016--Papa John’s International, Inc. (NASDAQ: PZZA) today announced financial results for the three and six months ended June 26, 2016.

Highlights

  Second quarter earnings per diluted share of $0.61 in 2016, or an increase of 29.8% over adjusted 2015 earnings, which excludes the impact of a prior year legal settlement
  System-wide comparable sales increases of 4.8% for North America and 5.3% for International
  Increased 2016 diluted earnings per share guidance to a range of $2.35 to $2.45 from the prior range of $2.30 to $2.40
  Increased 2016 North America comparable sales guidance to a range of 3.0% to 5.0% from the prior range of 2.0% to 4.0%
  Regular dividend increased to $0.80 annually from $0.70 annually

“We are pleased with our strong 2nd quarter results, with good comp sales leading to another quarter of excellent earnings growth,” said Papa John’s founder, chairman and CEO John Schnatter. “Our strong digital platform, unwavering commitment to quality, and consistent, disciplined approach to growing our global footprint have us well-positioned to maintain our momentum throughout 2016 and well into the future.”

Second quarter 2016 revenues were $423.0 million, a 6.0% increase from second quarter 2015 revenues of $399.0 million. Second quarter 2016 net income was $22.5 million, compared to second quarter 2015 net income of $10.8 million. Net income for the second quarter of 2016 increased 20.1%, compared to the second quarter of 2015 net income of $18.8 million that excludes the prior year legal settlement (“adjusted”), as detailed in the “Item Impacting Comparability – Non-GAAP Presentation” table. Second quarter 2016 diluted earnings per share were $0.61, compared to second quarter 2015 diluted earnings per share of $0.27 (adjusted earnings per share of $0.47 in the second quarter of 2015, or a 29.8% increase).

Revenues were $851.6 million for the six months ended June 26, 2016, a 2.4% increase from revenues of $831.3 million for the same period in 2015. Net income was $48.7 million for the first six months of 2016, compared to $33.0 million for the same period in 2015. Net income for the first six months of 2016 increased 18.8%, compared to adjusted net income of $41.0 million for the same period in 2015. Diluted earnings per share were $1.29 for the first six months of 2016, compared to $0.82 for the same period in 2015 (adjusted earnings per share of $1.02 in the same period of 2015, or a 26.5% increase).

Global Restaurant and Comparable Sales Information

	Three Months Ended		Six Months Ended
	June 26, 2016	June 28, 2015	June 26, 2016	June 28, 2015

Global restaurant sales growth (a)	5.9%	6.4%	4.0%	6.9%

Global restaurant sales growth, excluding the impact of foreign currency (a)	7.7%	8.8%	5.8%	9.2%

Comparable sales growth (b)
Domestic company-owned restaurants	5.6%	7.4%	3.2%	7.7%
North America franchised restaurants	4.5%	4.8%	2.1%	5.4%
System-wide North America restaurants	4.8%	5.5%	2.4%	6.0%

System-wide international restaurants	5.3%	6.8%	5.5%	7.2%

(a) Includes both company-owned and franchised restaurant sales.

(b) Represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. Comparable sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation.

We believe global restaurant and comparable sales growth information, as defined in the table above, is useful in analyzing our results since our franchisees pay royalties that are based on a percentage of franchise sales. Franchise sales generate commissary revenue in the United States and in certain international markets. Global restaurant and comparable sales growth information is also useful in analyzing industry trends and the strength of our brand. Management believes the presentation of global restaurant sales growth excluding the impact of foreign currency provides investors with useful information regarding underlying sales trends by presenting sales growth excluding the external factor of foreign currency exchange. Franchise restaurant sales are not included in company revenues.

Revenue and Operating Highlights

All revenue and operating highlights below are compared to the same period of the prior year, unless otherwise noted.

Revenue Highlights

Consolidated revenues increased $24.0 million, or 6.0%, for the second quarter of 2016 and increased $20.3 million, or 2.4%, for the six months ended June 26, 2016. The increases in revenues were primarily due to the following:

  Domestic company-owned restaurant sales increased $18.3 million, or 9.8%, and $26.7 million, or 7.0%, for the three and six months, respectively, primarily due to increases of 5.6% and 3.2% in comparable sales and increases of 5.1% and 4.6% in equivalent units, including 20 restaurants acquired from franchisees during the first quarter.
  Domestic franchise royalties and fees increased approximately $2.0 million, or 8.7%, and $2.9 million, or 5.9%, for the three and six months, respectively, primarily due to increases of 4.5% and 2.1% in comparable sales and reduced levels of royalty incentives in 2016.
  Domestic commissary and other sales increased $1.5 million, or 0.9%, and decreased $13.4 million, or 3.9%, for the three and six months, respectively. The increase of $1.5 million for the three-month period was primarily due to higher commissary sales from an increase in volumes, partially offset by lower pricing for certain commodities, including cheese, and an increase in online fee revenues for our online and mobile ordering business. These increases were partially offset by the prior year inclusion of approximately $1.3 million of FOCUS equipment sales to franchisees which had no significant impact on 2015 operating results. The decrease of $13.4 million for the six-month period was primarily due to lower FOCUS equipment sales of approximately $9.8 million and lower domestic commissary sales due to lower pricing for certain commodities, partially offset by higher domestic commissary sales volumes.
  International revenues increased approximately $2.1 million, or 8.1%, and $4.2 million, or 8.0%, for the three and six months, respectively, primarily due to the following:
    International revenues include sublease rental revenue in the United Kingdom of approximately $1.7 million and $3.3 million for the three- and six-months, respectively, which were shown net of the rental expenses in the prior year. The change had no impact on income before income taxes.
    Royalties and commissary revenues were higher due to an increase in the number of restaurants and increases in comparable sales of 5.3% and 5.5% for the three- and six-month periods, respectively, calculated on a constant dollar basis.
    China Company-owned restaurant revenues were $1.3 million and $2.6 million lower than the prior year three- and six-month periods, respectively, primarily due to negative comparable sales and fewer restaurants.

Foreign currency exchange rates reduced revenues by approximately $2.2 million and $4.0 million for the three- and six-months periods, respectively.

Operating Highlights

The tables below reconcile our GAAP financial results to the adjusted (non-GAAP) financial results, excluding the legal settlement in 2015, for the three and six months ended June 26, 2016 and June 28, 2015:

	Three Months Ended
		As Reported	Legal	Adjusted	Adjusted
	June 26,	June 28,	Settlement	June 28,	Increase
(In thousands)	2016	2015	expense	2015	(Decrease)

Domestic company-owned restaurants	$15,325	$14,617	$-	$14,617	$708
Domestic commissaries	11,682	10,702	-	10,702	980
North America franchising	22,445	20,054	-	20,054	2,391
International	2,875	2,279	-	2,279	596
All others	425	(117)	-	(117)	542
Unallocated corporate expenses	(17,079)	(29,949)	12,278	(17,671)	592
Elimination of intersegment profits	(473)	(55)	-	(55)	(418)
Total income before income taxes	$35,200	$17,531	$12,278	$29,809	$5,391

	Six Months Ended
		As Reported	Legal	Adjusted	Adjusted
	June 26,	June 28,	Settlement	June 28,	Increase
(In thousands)	2016	2015	expense	2015	(Decrease)

Domestic company-owned restaurants	$35,512	$33,097	$-	$33,097	$2,415
Domestic commissaries	23,228	22,502	-	22,502	726
North America franchising	46,025	42,373	-	42,373	3,652
International	5,913	3,623	-	3,623	2,290
All others	476	326	-	326	150
Unallocated corporate expenses	(33,411)	(47,154)	12,278	(34,876)	1,465
Elimination of intersegment profits	(1,134)	(800)	-	(800)	(334)
Total income before income taxes	$76,609	$53,967	$12,278	$66,245	$10,364

Second quarter 2016 income before income taxes increased approximately $17.7 million compared to the prior year period and increased $5.4 million, or 18.1%, compared to the adjusted second quarter 2015 income before income taxes. The increase of $5.4 million was primarily due to the following:

  Domestic company-owned restaurants increased approximately $700,000 primarily due to a 5.6% increase in comparable sales and lower commodity costs, partially offset by higher non-owned automobile claims costs.

  Domestic commissaries income increased approximately $1.0 million primarily due to higher sales volumes.
  North America franchising income increased approximately $2.4 million primarily due to higher royalties attributable to the 4.5% increase in comparable sales and lower sales and development incentives.
  International income increased approximately $600,000 primarily due to higher royalties from an increase in the number of restaurants and an increase in comparable sales. This increase was somewhat offset by the impact of negative foreign currency exchange rates of approximately $500,000.
  Unallocated corporate expenses were approximately $600,000 lower primarily due to lower legal costs.

Income before income taxes increased $22.6 million for the six month period ended June 26, 2016, compared to the prior year period and increased $10.4 million, or 15.6%, compared to the adjusted 2015 income before income taxes. The increase of $10.4 million was primarily due to the same reasons noted for the three-month period.

The effective income tax rates were 31.5% and 31.9% for the three and six months ended June 26, 2016, representing an increase of 2.6% for the three-month period and no change from the prior year six-month period. The legal settlement reduced our 2015 income tax rates by approximately 2.5% and 0.5% for the three- and six-month periods, respectively. Our effective income tax rates may fluctuate from quarter to quarter for various reasons, including the timing of various deductions and credits.

The company’s free cash flow, a non-GAAP financial measure, for the first six months of 2016 and 2015, was as follows (in thousands):

	Six Months Ended
	June 26,	June 28,
	2016	2015

Net cash provided by operating activities (a)	$75,123	$77,982
Purchases of property and equipment	(24,001)	(16,501)
Free cash flow	$51,122	$61,481

(a) The decrease of approximately $2.9 million was primarily due to the payment of approximately $12.5 million in the first quarter of 2016 for the previously mentioned legal settlement and unfavorable changes in working capital items, partially offset by higher net income.

We define free cash flow as net cash provided by operating activities (from the consolidated statements of cash flows) less the amounts spent on the purchase of property and equipment. We view free cash flow as an important measure because it is a factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s liquidity or performance than the company’s GAAP measures.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) for additional information concerning our operating results and cash flow for the three and six months ended June 26, 2016.

Global Restaurant Unit Data

At June 26, 2016, there were 4,935 Papa John’s restaurants operating in all 50 states and in 43 international countries and territories, as follows:

	Domestic Company- owned	Franchised North America	Total North America	International	System-wide
Second Quarter
Beginning - March 27, 2016	729	2,661	3,390	1,513	4,903
Opened	5	23	28	46	74
Closed	-	(16)	(16)	(26)	(42)
Ending - June 26, 2016	734	2,668	3,402	1,533	4,935

Year-to-date
Beginning - December 27, 2015	707	2,681	3,388	1,505	4,893
Opened	7	41	48	70	118
Closed	-	(34)	(34)	(42)	(76)
Acquired (divested)	20	(20)	-	-	-
Ending - June 26, 2016	734	2,668	3,402	1,533	4,935

Unit growth (decline)	27	(13)	14	28	42

% increase (decrease)	3.8%	(0.5%)	0.4%	1.9%	0.9%

Our development pipeline as of June 26, 2016 included approximately 1,300 restaurants (200 units in North America and 1,100 units internationally), the majority of which are scheduled to open over the next six years.

Item Impacting Comparability – Non-GAAP Presentation

The following table reconciles our GAAP financial results to our adjusted financial results, which are non-GAAP measures, for the three and six month periods ended June 26, 2016:

	Three Months Ended		Six Months Ended
	June 26,	June 28,	June 26,	June 28,
(In thousands, except per share amounts)	2016	2015	2016	2015

Income before income taxes, as reported	$35,200	$17,531	$76,609	$53,967
Legal settlement expense	-	12,278	-	12,278
Income before income taxes, as adjusted	$35,200	$29,809	$76,609	$66,245

Net income, as reported	$22,541	$10,780	$48,723	$33,016
Legal settlement expense	-	7,986	-	7,986
Net income, as adjusted	$22,541	$18,766	$48,723	$41,002

Diluted earnings per share, as reported	$0.61	$0.27	$1.29	$0.82
Legal settlement expense	-	0.20	-	0.20
Diluted earnings per share, as adjusted	$0.61	$0.47	$1.29	$1.02

The 2015 legal settlement expense represents a pre-tax expense of $12.3 million for a collective and class action, Perrin v. Papa John’s International, Inc. and Papa John’s USA, Inc.

The non-GAAP adjusted results shown above, which exclude the 2015 legal settlement, should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP results. Management believes presenting the financial information excluding the legal settlement is important for purposes of comparison to prior year results. In addition, management uses this metric to evaluate the company’s underlying operating performance and to analyze trends.

Share Repurchase Activity

The following table reflects our repurchases for the three and six months ended June 26, 2016 and subsequent repurchases through July 26, 2016 (in thousands):

Period	Number of Shares	Cost

Three Months Ended June 26, 2016	521	$30,322

Six Months Ended June 26, 2016	1,807	$96,355

June 27, 2016 through July 26, 2016	68	$4,661

There were 37.5 million and 37.9 million diluted weighted average shares outstanding for the three and six months ended June 26, 2016, representing decreases of 6.7% and 6.1%, respectively, over the prior year comparable periods. Approximately 37.0 million actual shares of the company’s common stock were outstanding as of June 26, 2016.

Cash Dividend

We paid a cash dividend of approximately $6.5 million ($0.175 per common share) during the second quarter of 2016. Subsequent to the second quarter, on July 28, 2016, our Board of Directors approved a 14% increase in the company’s dividend rate per common share, from $0.70 on an annual basis to $0.80 on an annual basis, and declared a third quarter dividend of $0.20 per common share (approximately $7.4 million based on current shareholders of record). The dividend will be paid on August 19, 2016 to shareholders of record as of the close of business on August 8, 2016. The declaration and payment of any future dividends will be at the discretion of our Board of Directors, subject to the company’s financial results, cash requirements, and other factors deemed relevant by our Board of Directors.

2016 Guidance Update

The company provided the following 2016 guidance updates and reaffirmed all other guidance:

	Updated Guidance	Previous Guidance

Diluted earnings per share*	$2.35 to $2.45	$2.30 to $2.40

North America comparable sales	+3.0% to +5.0%	+2.0% to +4.0%

Capital expenditures	$55 to $65 million	$55 to $60 million

*The earnings guidance presented excludes any potential impact of a refranchising in 2016 of our corporate owned China market, for which we have previously disclosed our plans to sell, and any related non-operating items.

Conference Call

A conference call is scheduled for August 3, 2016 at 10:00 a.m. Eastern Time to review our second quarter 2016 earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 877-312-8816 (U.S. and Canada) or 253-237-1189 (international). The conference call will be available for replay, including by downloadable podcast, from the company’s web site at www.papajohns.com. The Conference ID is 46753968.

Investors and others should note that we announce material financial information to our investors using our investor relations website, press releases, SEC filings and public conference calls and webcasts. We intend to use our investor relations website as a means of disclosing information about our business, our financial condition and results of operations and other matters and for complying with our disclosure obligations under Regulation FD. The information we post on our investor relations website, including information contained in investor presentations, may be deemed material. Accordingly, investors should monitor our investor relations website, in addition to following our press releases, SEC filings and public conference calls and webcasts. We encourage investors and others to sign up for email alerts at our investor relations page under Shareholder Tools at the bottom right side of the page. These email alerts are intended to help investors and others to monitor our investor relations website by notifying them when new information is posted on the site.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, contingent liabilities, resolution of litigation, commodity costs, profit margins, unit growth, unit level performance, capital expenditures, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to:

  aggressive changes in pricing or other marketing or promotional strategies by competitors, which may adversely affect sales and profitability; and new product and concept developments by food industry competitors;
  changes in consumer preferences or consumer buying habits, including changes in general economic conditions or other factors that may affect consumer confidence and discretionary spending;
  the adverse impact on the company or our results caused by product recalls, food quality or safety issues, incidences of foodborne illness, food contamination and other general public health concerns about our company-owned or franchised restaurants or others in the restaurant industry;
  failure to maintain our brand strength, quality reputation and consumer enthusiasm for our better ingredients marketing and advertising strategy;
  the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably, including difficulties finding qualified franchisees, store level employees or suitable sites;
  increases in food costs or sustained higher other operating costs. This could include increased employee compensation, benefits, insurance, tax rates, new regulatory requirements or increasing compliance costs;
  increases in insurance claims and related costs for programs funded by the company up to certain retention limits, including medical, owned and non-owned automobiles, workers’ compensation, general liability and property;
  disruption of our supply chain or commissary operations which could be caused by our sole source of supply of cheese or limited source of suppliers for other key ingredients or more generally due to weather, natural disasters including drought, disease, geopolitical or other disruptions beyond our control;
  increased risks associated with our international operations, including economic and political conditions, instability or uncertainty in our international markets, especially emerging markets, fluctuations in currency exchange rates, and difficulty in meeting planned sales targets and new store growth;
  the impact of current or future claims and litigation, including labor and employment-related claims;
  current or proposed legislation impacting our business;
  failure to effectively execute succession planning, and our reliance on the multiple roles of our founder, chairman and chief executive officer, who also serves as our brand spokesperson; and

  disruption of critical business or information technology systems, or those of our suppliers, and risks associated with systems failures and data privacy and security breaches, including theft of confidential company, employee and customer information, including payment cards.

These and other risk factors are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 27, 2015. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

For more information about the company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	June 26, 2016	June 28, 2015	June 26, 2016	June 28, 2015
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Domestic company-owned restaurant sales	$204,248	$185,962	$409,927	$383,249
Domestic franchise royalties and fees	25,302	23,276	51,778	48,900
Domestic commissary and other sales	164,954	163,427	333,939	347,374
International	28,460	26,326	55,915	51,752
Total revenues	422,964	398,991	851,559	831,275

Costs and expenses:
Operating costs (excluding depreciation and amortization shown separately below):
Domestic company-owned restaurant expenses	163,469	147,356	324,779	302,388
Domestic commissary and other expenses	152,258	151,206	309,064	321,545
International expenses	17,752	16,250	35,342	31,728
General and administrative expenses	42,623	43,047	82,870	86,796
Depreciation and amortization	10,031	10,136	19,775	20,177
Total costs and expenses	386,133	367,995	771,830	762,634

Operating income	36,831	30,996	79,729	68,641
Legal settlement expense	-	(12,278)	-	(12,278)
Net interest expense	(1,631)	(1,187)	(3,120)	(2,396)
Income before income taxes	35,200	17,531	76,609	53,967
Income tax expense	11,088	5,063	24,446	17,260
Net income before attribution to noncontrolling interests	24,112	12,468	52,163	36,707
Income attributable to noncontrolling interests	(1,571)	(1,688)	(3,440)	(3,691)
Net income attributable to the company	$22,541	$10,780	$48,723	$33,016

Calculation of income for earnings per share:
Net income attributable to the company	$22,541	$10,780	$48,723	$33,016
Change in noncontrolling interest redemption value	279	73	499	143
Net income attributable to participating securities	(91)	(50)	(201)	(150)
Net income attributable to common shareholders	$22,729	$10,803	$49,021	$33,009

Basic earnings per common share	$0.61	$0.27	$1.30	$0.83
Diluted earnings per common share	$0.61	$0.27	$1.29	$0.82

Basic weighted average common shares outstanding	37,203	39,692	37,567	39,764
Diluted weighted average common shares outstanding	37,507	40,217	37,904	40,368

Dividends declared per common share	$0.175	$0.140	$0.350	$0.280

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	June 26,	December 27,
	2016	2015
(In thousands)	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$15,266	$21,006
Accounts receivable, net	56,357	63,320
Notes receivable, net	4,715	7,816
Income taxes receivable	744	272
Inventories	22,531	21,564
Prepaid expenses and other current assets	25,989	29,313
Assets held for sale	8,823	9,299
Total current assets	134,425	152,590

Property and equipment, net	217,528	214,044
Notes receivable, less current portion, net	9,906	11,105
Goodwill	87,266	79,657
Deferred income taxes	1,713	2,415
Other assets	36,385	34,247
Total assets	$487,223	$494,058

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$34,928	$43,492
Income and other taxes payable	12,231	8,527
Accrued expenses and other current liabilities	68,887	80,918
Total current liabilities	116,046	132,937

Deferred revenue	3,965	3,190
Long-term debt, net	316,484	255,146
Deferred income taxes	2,002	4,610
Other long-term liabilities	58,019	47,606
Total liabilities	496,516	443,489

Redeemable noncontrolling interests	7,989	8,363

Total stockholders' equity (deficit)	(17,282)	42,206
Total liabilities, redeemable noncontrolling interests and stockholders' equity (deficit)	$487,223	$494,058

Note: The Condensed Consolidated Balance Sheet has been derived from the audited consolidated financial statements, but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Six Months Ended
(In thousands)	June 26, 2016	June 28, 2015
	(Unaudited)	(Unaudited)
Operating activities
Net income before attribution to noncontrolling interests	$52,163	$36,707
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for uncollectible accounts and notes receivable	247	631
Depreciation and amortization	19,775	20,177
Deferred income taxes	3,786	(3,064)
Stock-based compensation expense	4,893	4,985
Other	1,883	2,239
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	6,680	1,682
Income taxes receivable	(472)	(1,281)
Inventories	(877)	3,474
Prepaid expenses and other current assets	3,817	1,292
Other assets and liabilities	(1,724)	(773)
Accounts payable	(8,654)	(3,877)
Income and other taxes payable	3,703	72
Accrued expenses and other current liabilities	(11,425)	15,495
Deferred revenue	1,328	223
Net cash provided by operating activities	75,123	77,982

Investing activities
Purchases of property and equipment	(24,001)	(16,501)
Loans issued	(1,630)	(1,571)
Repayments of loans issued	5,382	2,787
Acquisitions, net of cash acquired	(11,202)	(491)
Other	165	348
Net cash used in investing activities	(31,286)	(15,428)

Financing activities
Net proceeds on line of credit facility	61,375	3,549
Cash dividends paid	(13,130)	(11,083)
Excess tax benefit on equity awards	4,490	9,488
Tax payments for equity award issuances	(5,831)	(10,654)
Proceeds from exercise of stock options	2,812	3,915
Acquisition of Company common stock	(96,355)	(52,083)
Contributions from noncontrolling interest holders	120	683
Distributions to noncontrolling interest holders	(3,320)	(4,350)
Other	391	319
Net cash used in financing activities	(49,448)	(60,216)

Effect of exchange rate changes on cash and cash equivalents	(129)	(13)
Change in cash and cash equivalents	(5,740)	2,325
Cash and cash equivalents at beginning of period	21,006	20,122

Cash and cash equivalents at end of period	$15,266	$22,447

CONTACT:
Papa John’s International, Inc.
Lance Tucker, 502-261-7272
Chief Financial Officer